Exhibit 3.25

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

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ESTERLINE TECHNOLOGIES HOLDINGS LIMITED

1.	The Company’s name is “ESTERLINE TECHNOLOGIES HOLDINGS LIMITED”.

2.	The Company’s registered office is to be situated in England and Wales.

3.	The Company’s objects are:-

3.1	to carry out all or any of the businesses of general merchants and traders, cash and credit traders, manufacturers’ agents and representatives, insurance brokers and consultants, estate and advertising agents, mortgage brokers, financial agents, advisers, managers and administrators, hire purchase and general financiers, brokers and agents, commission agents, importers and exporters, manufacturers, retailers, wholesalers, buyers, sellers, distributors and shippers of, and dealers in all products, goods, wares, merchandise and produce of every description; to participate in, undertake, perform and carry on all kinds of commercial, industrial, trading and financial operations and enterprises; to carry on all or any of the businesses of marketing and business consultant, advertising agents and contractors, general storekeepers, warehousemen, discount traders, mail order specialists, railway, shipping and forwarding agents, shippers, traders, capitalists and financiers either on the Company’s own account or otherwise, printers and publishers; haulage and transport contractors, garage proprietors, operators, hirers and letters on hire of, and dealers in motor and other vehicles, craft, plant, machinery, tools and equipment of all kinds; and to purchase or otherwise acquire and take over any businesses or undertakings which may be deemed expedient, or to become interested in, and to carry on or dispose of, remove or put an end to the same or otherwise deal with any such businesses or undertakings as may be thought desirable;

3.2	to carry on any other trade or business whatever which can in the opinion of the board of directors be advantageously carried on in connection with or as being ancillary to any of the businesses or activities of the Company;

3.3	to purchase or by any other means acquire and take options over any property whatever, and any rights or privileges of any kind over or in respect of any property;

3.4

to apply for, register, purchase, or by other means acquire and protect, prolong and renew, whether in the United Kingdom or elsewhere any patents, patent rights, brevets d’invention, licences, secret processes, trade marks, designs, protections and concessions and to disclaim, alter, modify, use and turn to account and to manufacture under or grant licences or privileges in respect of the same, and to expend money in experimenting upon, testing and improving any patents, inventions or rights which the Company may acquire or propose to acquire;

3.5	to acquire and undertake the whole or any part of the business, goodwill and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which the Company is authorised to carry on and as part of the consideration for any such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into partnership or into any arrangement for sharing profits, or for co-operation, or for mutual assistance with any such person, firm or company, or for subsidising or otherwise assisting any such person, firm or company, and to give or accept, by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain, or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received;

3.6	to improve, manage, construct, repair, develop, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, turn to account, grant licences, options, rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company;

3.7	to invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined by the board of directors and to hold or otherwise deal with any investments made;

3.8	to lend and advance money or give credit on any terms and with or without security to any person, firm or company (including without prejudice to the generality of the foregoing any holding company, subsidiary or fellow subsidiary of, or any other company associated in any way with, the Company) and to receive money on deposit or loan upon any terms;

3.9	to guarantee or otherwise support or secure, either with or without the Company receiving any consideration or advantage and whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property, assets, rights and revenues (present and future) and uncalled capital of the Company, or by both such methods or by any other means whatever, the performance of the liabilities and obligations of and the repayment or payment of any moneys whatever by any person, firm or company, including (but not limited to):-

3.9.1	any liabilities and obligations whatever of, and the repayment or payment of any moneys whatever by, any company which is for the time being or is likely to become the Company’s holding company or a subsidiary of the Company or another subsidiary of the Company’s holding company or otherwise associated with the Company in business; and

3.9.2	any liabilities and obligations incurred in connection with or for the purpose of the acquisition of shares in the Company or in any company which is for the time being the Company’s holding company in so far as the giving of any such guarantee or other support or security is not prohibited by law; and

3.9.3	the repayment or payment of the principal amounts of, and premiums, interest and dividends on, any borrowings and securities;

3.10	to borrow and raise money in any manner and to secure the repayment of any money borrowed, raised or owing by mortgage, charge, standard security, lien or other security upon the whole or any part of the Company’s property or assets (whether present or future), including its uncalled capital, and also by a similar mortgage, charge, standard security, lien or security to secure and guarantee the performance by the Company of any obligation or liability it may undertake or which may become binding on it;

3.11	to draw, make, accept, endorse, discount, negotiate, execute and issue cheques, bills of exchange, promissory notes, bills of lading, warrants, debentures, and other negotiable or transferable instruments;

3.12	to apply for, promote, and obtain any Act of Parliament, order, or licence of the Department of Trade or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem to the board of directors to be calculated directly or indirectly to promote the Company’s interests, and to oppose any proceedings or applications which may seem to such board to be calculated directly or indirectly to prejudice the Company’s interests;

3.13	to enter into any arrangements with any government or authority (supreme, municipal, local, or otherwise) that may seem to the board of directors to be conducive to the attainment of the Company’s objects or any of them, and to obtain from any such government or authority any charters, decrees, rights, privileges or concessions which such board may think desirable and to carry out, exercise, and comply with any such charters, decrees, rights, privileges and concessions;

3.14	to subscribe for, take, purchase, or otherwise acquire, hold, sell, deal with and dispose of, place and underwrite shares, stocks, debentures, debenture stocks, bonds, obligations or securities issued or guaranteed by any other company constituted or carrying on business in any part of the world, and debentures, debenture stocks, bonds, obligations or securities issued or guaranteed by any government or authority, municipal, local or otherwise, in any part of the world;

3.15	to control, manage, finance, subsidise, co-ordinate or otherwise assist any company or companies in which the Company has a direct or indirect financial interest, to provide secretarial, administrative, technical, commercial and other services and facilities of all kinds for any such company or companies and to make payments by way of subvention or otherwise and any other arrangements which may seem to the board of directors to be desirable with respect to any business or operations of or generally with respect to any such company or companies;

3.16	to promote any other company for the purpose of acquiring the whole or any part of the business or property or undertaking or any of the liabilities of the Company, or of undertaking any business or operations which may appear to the board of directors to be likely to assist or benefit the Company or to enhance the value of any property or business of the Company, and to place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid;

3.17	to sell or otherwise dispose of the whole or any part of the business or property of the Company, either together or in portions, for such consideration as the board of directors may think fit, and in particular (but without limitation) for shares, debentures, or securities of any company purchasing the same;

3.18	to act as agent or broker and as trustee or nominee for any person, firm or company, and to undertake and perform sub-contracts;

3.19	to remunerate any person, firm or company rendering services to the Company either by cash payment or by the allotment to him or them of shares or other securities of the Company credited as paid up in full or in part or otherwise;

3.20	to pay all or any expenses incurred in connection with the promotion, formation and incorporation of the Company, or to contract with any person, firm or company to pay the same, and to pay commissions to brokers and others for underwriting, placing, selling, or guaranteeing the subscription of any shares or other securities of the Company;

3.21	to provide, and to establish and maintain or concur in establishing and maintaining trusts, funds, schemes, clubs or other arrangements (whether contributory or non-contributory) with a view to providing:-

3.21.1	pensions, insurances, allowances, gratuities, bonuses and incentives and benefits of every description including, but not limited to, retirement benefits schemes and/or life assurance schemes; and

3.21.2	employees’ share schemes (within the meaning of section 743 of the Companies Act 1985) including, but not limited to, profit sharing, share option and share purchase schemes,

to or for the benefit of officers, ex-officers, employees or ex-employees of the Company or its predecessors in business or of any company which is for the time being or has at any time been the Company’s holding company or a subsidiary of the Company or another subsidiary of that holding company or of any predecessor in business of any such company or the dependants or relatives of any such persons; and to provide or lend money or provide other financial assistance in accordance with or for the purposes of such arrangements;

3.22

to support (whether by direct subscription, the giving of guarantees or otherwise) any charitable, benevolent or educational fund, institution or organisation, or any event or purpose of a public or general nature, the support of which will or may, in the opinion of the board of directors, directly or indirectly benefit, or is calculated so to benefit, the Company or its business or activities or its officers, ex-officers, employees or ex-employees or the business, activities, officers, ex-officers, employees or ex-employees of any company which is for the time being or has at any time been the Company’s holding company or a subsidiary of the Company or another subsidiary of that holding company or the officers, ex-officers, employees or ex-employees of any predecessor in business of the Company or any such company as aforesaid;

3.23	subject to and in accordance with a due compliance with the provisions of sections 155 to 158 (inclusive) of the Act (if and so far as such provisions shall be applicable), to give, whether directly or indirectly, any kind of financial assistance (as defined in section 152(1)(a) of the Act) for any such purpose as is specified in section 151(1) and/or section 151(2) of the Act;

3.24	to purchase and maintain, for the benefit of any director (including an alternate director), officer or auditor of the Company or of any company which is the holding company, a subsidiary, or a fellow subsidiary of the Company, insurance against any liability as is referred to in section 310(1) of the Act and, subject to the provisions of the Act, against any other liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a director (including an alternate director), officer or auditor and, subject also to the provisions of the Act, to indemnify any such person out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the lawful execution of the duties of his office or otherwise in relation thereto and, without prejudice to the foregoing, to grant any such indemnity after the occurrence of the event giving rise to any such liability;

3.25	to distribute among the members of the Company in kind any property of the Company of whatever nature;

3.26	to procure the Company to be registered or recognised in any part of the world;

3.27	to do all or any of the things or matters aforesaid in any part of the world and either as principal, agent, contractor or otherwise, and by or through agents, brokers, subcontractors or otherwise and either alone or in conjunction with others;

3.28	to do all such other things as may be deemed incidental or conducive to the attainment of the Company’s objects or any of them;

AND so that:-

(a)	none of the objects set out in any of the preceding sub-clauses of this clause 3 shall be restrictively construed but the widest interpretation shall be given to each such object, and none of such objects shall, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from any other object or objects set forth in such sub-clause, or by reference to or inference from the terms of any other sub-clause of this clause 3, or by reference to or inference from the name of the Company;

(b)	none of the preceding sub-clauses of this clause 3 and none of the objects therein specified shall be deemed subsidiary or ancillary to any of the objects specified in any other such sub-clause, and the Company shall have as full a power to exercise each and every one of the objects specified in each sub-clause of this clause 3 as though each such sub-clause contained the objects of a separate company;

(c)	the word “company” in this clause 3, except where used in reference to the Company, shall be deemed to include any partnership or other body of persons, whether incorporated or unincorporated and whether domiciled in the United Kingdom or elsewhere;

(d)	in this clause 3 the expressions “holding company” and “subsidiary” shall have the meanings given to them respectively by section 736 of the Act and the expression “subsidiaries” shall include a subsidiary undertaking as defined by section 258 of the Act; and

(e)	in this clause 3 the expression “the Act” means the Companies Act 1985, but so that any reference in this clause 3 to any provision of the Act shall be deemed to include a reference to any statutory modification or re-enactment of that provision at the time this clause 3 take effect.

4.	The liability of the members is limited.

5.	The Company’s share capital is $100,000,000 divided into 100,000,000 shares of $1.00 each.

I, the person whose name, address, and description is subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association and I respectively agree to take the number of shares in the capital of the Company set opposite my name.

Name	Address and Description of Subscriber	Number of Shares Taken by the Subscriber
Everdirector limited	Cloth Hall Court Infirmary Street Leeds, LS1 2JB	1 Ordinary share of $1.00

Signed: Laura Jane Masterson

Dated: 7 June 2004

WITNESS TO THE ABOVE SIGNATURES:

Witness signature: Hannah Maslen

Name: Hannah Maslen

Address:     Cloth Hall Court

                   Infirmary Street

                   Leeds, LS1 2JB

Occupation: Trainee Solicitor